SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.:  N/A)

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(Name of Issuer): Kemet Corp., CIK No.:  0000887730

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(Title of Class of Securities): Common Stock, $0.01 per value

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(CUSIP Number): 488360108

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(Date of Event Which Requires Filing of this Statement): March 31 2008.

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Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)
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(1) Names of Reporting Persons:  Alonim Investments Inc.

I.R.S. Identification Nos. of Above Persons (entities only): N/A

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(2) Check the Appropriate Box if a Member of a Group (See
Instructions) N/A

(a)...........................................................................

(b)...........................................................................

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(3) SEC Use Only

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(4) Citizenship or Place of Organization:  Canada

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Number of Shares Beneficially Owned by Each Reporting Person with:
(5)Sole Voting Power: 4,150,000
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(6)Shared Voting Power: Nil
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(7)Sole Dispositive Power: 4,150,000
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(8)Shared Dispositive: Nil
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(9)Aggregate Amount Beneficially Owned by Each Reporting Person: 4,150,000

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(10)Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
    Instructions) N/A

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(11)Percent of Class Represented by Amount in Row 9: 5.15%

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(12)Type of Reporting Person (See Instructions) CO

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Item 1
Item 1(a) Name of Issuer: Kemet Corp.

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Item 1(b) Address of Issuer's Principal Executive Offices:
2835 Kemet Way, Simpsonville, South Carolina, 29681
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Item 2
2(a) Name of Person Filing: Alonim Investments Inc.

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2(b) Address or Principal Business Office or, if none, Residence:
237 Hymus Blvd.
City of Pointe Claire
Quebec, Canada H9R 5C7

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2(c) Citizenship: Canada

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2(d) Title of Class of Securities: Common Stock, $0.01 per value

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2(e) CUSIP No.: 488360108

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Item 3.

N/A
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Item 4. Ownership
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Amount Beneficially Owned: 4,150,000

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Percent of class: 5.15%

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Number of shares as to which such person has:


    Sole power to vote or to direct the vote: 4,150,000
    .................................................................
    Shared power to vote or to direct the vote: Nil
    .................................................................
    Sole power to dispose or to direct the disposition of: 4,150,000
    .................................................................
    Shared power to dispose or to direct the disposition of: Nil
    .................................................................


Item 5.

N/A
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Item 6. Ownership of More than 5 Percent on Behalf of Another Person

N/A
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Item 7. Identification and Classification of the Subsidiary Which Acquired the
Security Being Reported on By the Parent Holding Company or Control Person.

N/A
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Item 8. Identification and Classification of Members of the Group

N/A
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Item 9. Notice of Dissolution of Group

N/A
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Item 10. Certifications

 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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Signature. (S) Guy Lavergne, Attorney at Law

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
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Dated: February 13, 2009